Automatic Self Administered YRT Reinsurance Agreement

between

American National Insurance Company
One Moody Plaza, Galveston, TX 77550
(hereinafter referred to as the "Ceding Company")

and

Swiss Re Life & Health America Inc.
Hartford, CT
(hereinafter referred to as the "Reinsurer")

Effective: April 14, 2008

Treaty #: Executive UL

SRLHA #I96319US- 08

Table of Contents

PREAMBLE 4
1.1        PARTIES TO THE AGREEMENT                                                                                                                                          4
1.2        COMPLIANCE 4
1.3        CONSTRUCTION 4
1.4        ENTIRE AGREEMENT 4
1.5        SEVERABILITY 4

AUTOMATIC REINSURANCE 4
2.1        GENERAL CONDITIONS 4
2.2        RETAINED AMOUNTS 5

FACULTATIVE REINSURANCE 5

LIABILITY 5

COMMENCEMENT OF LIABILITY 6
4.1        AUTOMATIC REINSURANCE 6
4.2        FACULTATIVE REINSURANCE 6
4.3        CONDITIONAL RECEIPT OR TEMPORARY INSURANCE 6

REINSURED RISK AMOUNT 6
5.1        LIFE 6
5.2        WAIVER OF PREMIUM 6
5.3        ACCIDENTAL DEATH BENEFIT 6

PREMIUM ACCOUNTING 7
6.1        PREMIUMS 7
6.2        PAYMENT OF PREMIUMS 7
6.3        DELAYED PAYMENT 7
6.4        FAILURE TO PAY PREMIUMS 7
6.5        PREMIUM RATE GUARANTEE 7

REDUCTIONS, TERMINATIONS AND CHANGES 7
7.1        REDUCTIONS AND TERMINATIONS 8
7.2        INCREASES 8
7.3        RISK CLASSIFICATION CHANGES 8
7.4        REINSTATEMENT 8

CONVERSIONS, EXCHANGES AND REPLACEMENTS 9
8.1        CONVERSIONS 9
8.2        EXCHANGES AND REPLACEMENTS 9

CLAIMS
9.1        NOTICE AND CONSULTATION 9
9.2        PROOFS 10
9.3	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS109.4	CONTESTABLE CLAIMS	10
9.5        CLAIM EXPENSES 11
9.6        MISREPRESENTATION OR SUICIDE 11
9.7        MISSTATEMENT OF AGE OR SEX 11
9.8        EXTRA-CONTRACTUAL DAMAGES 11

CREDIT FOR RESERVES 11
10.1          RESERVE METHODOLOGY AND REPORTING 11

RETENTION LIMIT CHANGES 12

RECAPTURE 12

GENERAL PROVISION 13
13.1          CURRENCY 13
13.2          PREMIUM TAX 13
13.3          MINIMUM CESSION 13
13.4          INSPECTION OF RECORDS 13
13.5          MEDICAL INFORMATION BUREAU 13
13.6          GOOD FAITH 13
13.7          BUSINESS CONTINUITY 14

DACTAX 14

OFFSET 15

INSOLVENCY 15
16.1          INSOLVENCY OF A PARTY TO THIS AGREEMENT 15
16.2          INSOLVENCY OF THE CEDING COMPANY 15
16.3          INSOLVENCY OF THE REINSURER 15

ERRORS AND OMMISSIONS 16

DISPUTE RESOLUTION 16

ARBITRATION 16

CONFIDENTIALITY 17

DURATION OF AGREEMENT 18

EXECUTION 18

EXHIBITS
A - Retention Limits of the Ceding Company
B - Plans Covered and Binding Limits
C - Forms, Manuals, and Issue Rules
D - Allocation Rules for Placement of Facultative Cases
E - Reinsurance Premiums
F - Conversion Premiums
G - Self-Administered Reporting
H - Application for Facultative Reinsurance Form

PREAMBLE

1.1	PARTIES TO THE AGREEMENT

This is a YRT agreement for indemnity reinsurance (the “Agreement”) solely between American National Insurance Company of Texas (the “Ceding Company”), and Swiss Re Life & Health America Inc. of Connecticut (the “Reinsurer”), collectively referred to as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2        COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement. In the event that the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of the noncompliance, and will seek to remedy the non-compliance.

1.3        CONSTRUCTION

This Agreement will be in accordance with the laws of the state of Texas.

1.4        ENTIRE AGREEMENT

This Agreement and Exhibits constitute the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and Exhibits. In the event of any discrepancy between the Agreement and the Exhibits, the Exhibits will control. Any change or modification to this Agreement and Exhibits will be null and void unless made by amendment to this Agreement and signed by both parties.

1.5        SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

AUTOMATIC REINSURANCE

2.1	GENERAL CONDITIONS

On and after the effective date of this Agreement, the Ceding Company will automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B. The insured, at the time of the application, must be a permanent resident of the United States or Canada.

The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit B, provided that to the best of the Ceding Company's knowledge:

a.	the Ceding Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies

b.	the Ceding Company applies its normal underwriting guidelines

c.
the total of the new ultimate face amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit B

d.
the total new ultimate face amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in Exhibit B, and

e.
the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last 2 years, unless the reason for any prior facultative submission was sole for capacity that may now be accommodated within the terms of this Agreement, and  I

f.
other than as agreed to by the Reinsurer in writing, the Policy is not purchased, to the knowledge of the Ceding Company, as art of a third party investment program where such third party lacks an insurable interest in the insured and where such third party is engaging in insurance arbitrage.

For purposes of this Article "ultimate face amount" will mean the projected maximum policy face amount that could be reached based on reasonable assumptions made about the policy.

If the Ceding Company is already on the risk for its retention under previously issued policies, the Reinsurer will automatically accept reinsurance for newly issued policies according to the limits set out in Exhibit A, provided the Ceding Company has complied with the Forms, Manuals and Issue Rules specified in Exhibit C, that would have applied if the new policy had fallen completely within the Ceding Company's retention.

This Agreement does not cover the following unless specified elsewhere:

a.	Noncontractual conversions, replacements, exchanges or group conversions; or

b.
Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

c.	Any conversion of a previously issued policy that had been reinsured with another reinsurer; or

d.	Corporate, bank or other entity owned life insurance programs that are not fully underwritten.

Each reinsured policy must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

2.2 RETAINED AMOUNTS

The Ceding Company may not reinsure the amount it has retained on the business covered under this Agreement, on any basis, without prior notification to the Reinsurer.

FACULTATIVE REINSURANCE

3.1	The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a facultative basis.

The Ceding Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Facultative Reinsurance, providing the information outlined in Exhibit H. Accompanying this Application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be immediately transmitted to the Reinsurer.

After consideration of the Application for Facultative Reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer's offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one reinsurer for consideration, the Allocation Rules for Placement of Facultative Cases as outlined in Exhibit D will apply.

The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer and accepted by the Ceding Company.

LIABILITY

The Reinsurer's liability to the Ceding Company will be based upon the terms of this Agreement and not the reinsured policy. Unless specified elsewhere in this Agreement:

a) The Reinsurer will not participate in any ex gratia payments made by the Ceding Company i.e., payments the Ceding Company is not required to make under the policy terms); and

b) The Reinsurer will not share in any Extra Contractual Obligations (except as set forth in Article 9.8); and

c) The Reinsurer's liability is limited to its share of the Ceding Company's contractual benefits owed under the express terms of the reinsured policies. Damages or other payments resulting from insolvency and attributable to the termination or restructure of the reinsured policies are not covered by this Agreement; and

d) The Reinsurer will not be liable unless the policy was issued and delivered in accordance with applicable law nor will the Reinsurer be liable for any payment prohibited by law.

COMMENCEMENT OF LIABILITY

4.1        AUTOMATIC REINSURANCE

For automatic reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability.

4.2        FACULTATIVE REINSURANCE

For facultative reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability, provided that the Reinsurer has made a facultative offer and that offer was accepted, in accordance with the terms of this Agreement.

4.3        CONDITIONAL RECEIPT OR TEMPORARY INSURANCE

Automatic reinsurance coverage under a conditional receipt or temporary insurance provision is limited to the Reinsurer's share of amounts within the Conditional Receipt or Temporary Insurance Limits specified in Exhibit B. The Reinsurer will accept liability provided that the Ceding Company has followed its normal cash-with-application procedures for such coverage.

For facultative applications submitted to the Reinsurer, the Reinsurer's liability under a conditional receipt or a temporary insurance agreement will begin simultaneously with the Ceding Company's contractual liability if the Reinsurer has received notice from the Ceding Company that the Reinsurer's facultative offer has been accepted. The Reinsurer's liability is limited to its share, as shown in Exhibit B, of amounts accepted within the Ceding Company's usual cash-with-application procedures for temporary coverage, up to the limits shown in Exhibit B.

If the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue underwriting the risk to determine if a facultative offer would have been made on the risk. If so, the Reinsurer will accept liability for the risk, subject to the limits specified in the paragraph above.

The Reinsurer has no liability for facultative applications that the Company has not submitted to the Reinsurer.

REINSURED RISK AMOUNT

5.1        LIFE

For policies with the level death benefit option, the net amount at risk of the policy is defined as the policy face amount less the reserve. For policies with the varying death benefit option, the net amount at risk of the policy is defined as the policy face amount. The reinsured net amount at risk for automatic policies is determined by multiplying the total net amount at risk on the policy by the Reinsurer's share as defined in Exhibit B. For variable amount plans, the net amount at risk is calculated using the reserve at the end of annual reinsurance billing period. The Ceding Company will maintain a quota share retention on each policy, up to the maximum limits of its retention per life for the insured's issue age and rating, as shown in Exhibit A. Risk amounts above that limit will be reinsured under the terms of this Agreement on an excess basis.

Any change in the net amount at risk due to changes in the policy's reserve will be allocated proportionately between the Ceding Company and the Reinsurers.

5.2        WAIVER OF PREMIUM

Not reinsured.

5.3        ACCIDENTAL DEATH BENEFIT

Not reinsured.

PREMIUM ACCOUNTING

6.1        PREMIUMS

Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Exhibit E. The rates will be applied to the reinsured net amount at risk.

The Ceding Company will pay the Reinsurer the percentages of the premium rates shown in Exhibit E.

6.2        PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within 30 days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit G, showing reinsurance premiums due for that period. If an amount is due the Reinsurer, the Ceding Company will remit that amount together with the statement. If an amount is due the Ceding Company, the Reinsurer will remit such amount within 30 days of receipt of the statement.

6.3        DELAYED PAYMENT

The Remittance Date is defined as 30 days after the end of the reporting period.

6.4        FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within 60 days of the Remittance Date, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the  Reinsurer elects to exercise its right of termination after such 60 day period, it will give the Ceding Corn any 15 days prior written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the 15 day notice period are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the Iast date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates.

If reinsurance is termninated according to this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

Terminated reinsurance maybe reinstated, subject to approval by the Reinsurer, within 30 days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer's right to collect premiums and interest due for the period during which reinsurance was in force prior to the expiration of the 15 days notice.

The Ceding Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article 12, or to transfer the reinsured policies to another reinsurer.

6.5	PREMIUM RATE GUARANTEE

While it is not anticipated that the Reinsurer will raise its rates, the YRT reinsurance rates set out in this sub-section are guaranteed to the extent that in the 2 nd year and later the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net premium.

If the Reinsurer exercises its rights to increase reinsurance premiums under this Agreement in an amount greater than that required to ensure that the Reinsurer will participate in the Reinsurer's share of any increases in premium rates, costs, charges or fees as implemented by the Company with respect to the Reinsured Policies, the Company may recapture the Reinsured Policies as to which reinsurance rates have been increased regardless of the Reinsured Policies' duration in force. If the Ceding Company elects to recapture reinsurance under this provision, unearned premiums, net of outstanding balances, will be calculated and paid by the party with the positive balance.

REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding Company will notify the Reinsurer of any such change within 60 days of its effective date.

7.1	REDUCTIONS AND TERMINATIONS

In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined under this Agreement.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

If the reinsurance for a reinsured policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

A reduction to one of the Ceding Company's policies not reinsured hereunder will require that the Ceding Company's retention be increased to its full retention.

7.2	INCREASES

a.	Noncontractual Increases

If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures and will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit B.

The Ceding Company and the Reinsurer will share the increased amount proportionately. Once the Ceding Company's maximum retention has been reached, the remaining amount will be reinsured on an excess basis.

b.      Contractual Increases

For policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit B.

For policies reinsured on a facultative basis, reinsurance will be limited to the ultimate amount shown in the Reinsurer's facultative offer. Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue age of the policy.

7.3        RISK CLASSIFICATION CHANGES

If the policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company's normal underwriting practices. Risk classification changes on facultative policies will be subject to the Reinsurer's approval. Reinsurance premiums for the revised risk classification will be on a point-in-scale basis from the original issue age of the policy.

7.4        REINSTATEMENT

If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures, the Reinsurer will, upon notification of reinstatement reinstate the reinsurance coverage. The Reinsurer's approval is required for the reinstatement of a facultative policy if the Ceding Company's regular reinstatement rules indicate that evidence of insurability, in addition to a statement good health, is required. Upon reinstaternent of the reinsurance coverage, the Ceding Company will pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate which it receives on premiums in arrears.

CONVERSIONS, EXCHANGES AND REPLACEMENTS

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will promptly notify the Reinsurer as specified in Exhibit G. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder.

8.1        CONVERSIONS

The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy wilI be those contained in the Agreement that covers the pIan to which the original policy is converting. However, if the new plan is not reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual conversion will use the rates shown in Exhibit F. Reinsurance premiurns and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy.

If the conversion results in an increase in the risk amount, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer will accept its share of such increases, subject to the new business provisions of this Agreement. Reinsurance premiums and any allowances for increased risk amounts will be first-year premiurns at the agreed-upon premium rate.

8.2        EXCHANGES AND REPLACEMENTS

A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Ceding Company's guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:

a.	the Ceding Company has obtained complete and current underwriting evidence on the full amount; and

b.	the full normal commissions are paid for the new plan; and

c.	the Suicide and Contestable provisions apply as if the policy were newly issued.

The Reinsurer's approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis.

If the Ceding Company's guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to the Reinsurer. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

CLAIMS

Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this Agreement.

9.1        NOTICE AND CONSULTATION

The Ceding Company is responsible for the settlement of claims in accordance with applicable law and policy terms. For purposes of this Article, Reinsured Policies include conditional receipts and temporary insurance agreements covered under the terms of this Agreement. It is a condition to the Reinsurer's obligation to pay a claim that the Ceding Company notify the Reinsurer in writing as soon as possible, but in any event not later than 12 months, after the Ceding Company receives notice of a clairn on a Reinsured Policy. The Ceding Company will promptly provide the Reinsurer with copies of all claims documents.

As a condition to the Reinsurer's obligation to pay a claim, before making a claim decision or settlement offer, the Ceding Company will seek the Reinsurer's recommendation on such matters to the extent specified in Exhibit E. The Reinsurer will make a recommendation within 7 business days. If the Reinsurer does not respond within 7 business days, then it will be deemed that the Reinsurer is in agreement with the Ceding Company's decision. The terms of Exhibit E notwithstanding, the Ceding Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Ceding Company will provide the Reinsurer all information, including underwriting files, requested by the Reinsurer for consideration of any claim on a Reinsured Policy.

The Ceding Company, if notified, will notify the Reinsurer of deaths that do not trigger policy benefits.

9.2        PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Ceding Company, and a copy of the insured's death certificate. In addition, for contestable claims, the Ceding Company will send to the Reinsurer a copy of all papers in connection with the claim.

9.3        AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proof of the claim, the Reinsurer will promptly pay the reinsurance benefits due the Ceding Company. The Reinsurer will be liable to the Ceding Company for its share of the benefits reinsured under this Agreement. The total reinsurance recoverable from all companies will not exceed the Ceding Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its proportionate share of the interest that the Ceding Company pays on the death proceeds until the date of settlement.

Life benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

The Company is responsible for the investigating, contesting, compromising or litigating any Reinsured Policy claims in accordance with applicable law and policy terms. It is the Company's sole decision to determine whether to investigate, contest, compromise or litigate a claim.

The Company acknowledges that it follows industry standard and investigates claims with any of the following criteria:

a)        If the claim occurs within the contestable period as defined by the Reinsured Policy; or

b)	If there is a reasonable question regarding the validity of the insured's death or the authenticity of the proofs of death; or

c)        If the death occurs outside the United States or Canada; or

d)        If the insured is missing or presumed dead; or

e)        If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, medical records to validate the insured's medical disclosures and, if material, financial condition at the time of Policy application. Investigations may also include obtaining police reports, coroner's reports, financial records, or other information that would be appropriate under the circumstances.

The Company acknowledges that it does defend against claims meeting the following criteria:

f)        If a material misrepresentation is found in the Policy application; or

g)        If fraud is found-, or

h)        If there is insufficient proof of death.

9.4        CONTESTABLE CLAIMS
The Ceding Company will promptly notify the Reinsurer of its intention to contest, compromise., or litigate a claim involving a reinsured policy in accordance with the procedures shown in Exhibit E. The Ceding Company will provide the Reinsurer all relevant information and documents as such become available, pertaining to Contestable Claims and will promptly report any developments during the Reinsurer's review. The Reinsurer will have 7 business days to notify the Ceding Company, in writing, of its decision to accept or reject participation in the contest, compromise, or litigation upon receipt of all documents provided and information which may be requested. If the Reinsurer does not respond within 7 business days it is deemed to have accepted participation in the contest, compromise, or litigation.

If the Reinsurer does not accept participation, the Reinsurer will then fulfill its obligation by paying the Ceding Company its full share of the reinsurance amount, and will not stare in any subsequent reduction or increase in liability.

If the Reinsurer accepts participation and the Ceding Company's contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share in any such reduction or increase in proportion to its share of the risk on the contested policy.

If the Reinsurer has accepted participation, the Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim.

9.5        CLAIM EXPENSES

The Reinsurer will pay its share of reasonable claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability pursuant to Section 9.4 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.6        MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of misrepresentation, tile Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement. If the Ceding Company pays an amount equal to the return of premium to a policy owner or beneficiary as a result of suicide of the insured, the Reinsurer will refund the net reinsurance premiums received on that policy with its proportional share of any interest that the Ceding Company may have paid to the policy owner or beneficiary.

9.7        MISSTATEMENT OF AGE OR SEX

In the event of a change in the amount of the Ceding Company's liability on a reinsured policy due to a misstatement of age or sex, the Reinsurer's liability will change proportionately. The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference will be settled without interest.

9.8        EXTRA-CONTRACTUAL DAMAGES

For purposes of this Agreement, "Extra Contractual Obligations" are any obligations or expenses other than contractual obligations incurred by the Ceding Company, its affiliates, directors, officers, employees, agents or other representatives and arising under the express written terms and conditions of a policy, including but not limited to, punitive damages, bad faith damages compensatory damages, and other damages or fines or penalties which may arise from the acts, errors or omissions of the Ceding Company or its affiliates, directors, officers, employees, agents or other representatives.

The Reinsurer is not liable for Extra Contractual Obligations associated with a Contested Claim unless it concurred in writing and in advance with the claim actions which were the basis for the Extra Contractual Obligations. In these situations, the Ceding Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the Reinsurer's assessments would be in proportion to the risk accepted for the Reinsured Policy involved.

The Reinsurer will not be liable for any Extra Contractual Obligations incurred as a result of actions taken by the Ceding Company, its affiliates, directors, officers, employees, agents or other representatives in carrying out any claims action agreed upon by the Ceding Company and the Reinsurer.

CREDIT FOR RESERVES

10.1           RESERVE METHODOLOGY AND REPORTING

The parties intend that the Ceding Company will receive full statutory reserve credit in its state of domicile for the insurance risks ceded to the Reinsurer. The parties agree to make all reasonable efforts to ensure that this is accomplished.

The Ceding Company will provide a reserve summary for business reinsured under this agreement to the Reinsurer on an annual basis, along with a detailed description of its reserving assumptions and any changes in these assumptions applicable to each calendar year.

NON-WAIVER; RETROCESSION

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement, will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom or usage waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

The Reinsurer may reinsure or retrocede any risks or business assumed hereunder, but may not effect any novation of this Agreement without the Ceding Company's prior written consent.

RETENTION LIMIT CHANGES

11.1
If the Ceding Company changes its maximum retention limits as shown in Exhibit A, it will provide the Reinsurer with written notice of the intended changes ninety (90) days in advance of their effective date.

A change to the Ceding Company's maximum retention limits will not affect the reinsured policies in force at the time of such change except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company's retention schedule will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

If the Ceding Company decreases its Retention Limit, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the Automatic Binding Limits set out in Exhibit B.

RECAPTURE

12.1	Not more than once in any consecutive twenty-four month period, the Ceding Company may apply its increased maximum retention limits to reduce the amount of in force Reinsured Policies provided.

The Ceding Company gives the Reinsurer irrevocable written notice of its intention to recapture within 90 days of the effective date of the maximum retention limit increase; and

Such recaptures are made on the next anniversary of each Reinsured Policy affected unless mutually agreed otherwise by the Ceding Company and the Reinsurer and with no recapture being made until the Reinsured Policy has been in force for the period stated in Exhibit E.4. For a conversion or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date o t e original policy; and

The Ceding Company has maintained from the time the policy was issued, its full retention as set out in Exhibit A for the plan and the insured's classification; and

The Ceding Company has applied its increased Retention Limits in a consistent manner to all categories of its Retention Limits set out in Exhibit A unless otherwise agreed to by the Reinsurer, and

Other than as respects bona fide catastrophe or financial reinsurance arrangements, the Ceding Company will retain all risks so recaptured and is prohibited from ceding in any form any of the recaptured business without the Reinsurer's prior written consent.

In applying its increased Retention Limits to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Ceding Company s increased maximum retention. The amount of reinsurance eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention been in effect at the time of issue. If there is reinsurance with other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

Recapture as provided herein is optional with the Ceding Company, but if any Reinsured Policy is recaptured, all Reinsured Policies eligible for recapture under the provisions of this Article must be similarly recaptured as well as all eligible life risks reinsured under any other reinsurance agreement in force between, on one hand, the Reinsurer and, on the other hand, the Ceding Company or any common retention affiliate thereof as to which any recapture rights may then be available to the Ceding Company or such affiliate. For purposes of this provision, the term "common retention affiliate" means any affiliate of the Ceding Company as to which corporate mortality risk retention levels have been managed on a coordinated basis with the Ceding Company's risk retention program.

The Ceding Company may not revoke its election to recapture for Reinsured Policies becoming eligible at future anniversaries.

No recapture of Reinsured Policies will occur if the Ceding Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in maximum retention.

The Reinsurer will not be liable, after the effective date of recapture, for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture that the Ceding Company has overlooked. The Reinsurer will I be liable only for a credit of the premiums, received after the recapture date, less any allowance. The parties' obligations for any recaptured business will be limited to those relating to events or circumstances arising or occurring before the recapture date.

The terms and conditions for the Ceding Company to recapture in force Reinsured Policies due to the insolvency of the Reinsurer are set out in the Insolvency clause in Article 16.3.

If the Ceding Company transfers business which is reinsured under this Agreement to a successor company, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this Article, only if the successor company has or adopts a higher retention Iii-nit than the Ceding Company.

Upon recapture each party will be deemed to be fully and finally released from all obligations under this Agreement with respect to the recaptured business.

GENERAL PROVISION

13.1           CURRENCY

All payments and reporting by both parties under this Agreement will be made in United States dollars.

13.2           PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

13.3           MINIMUM CESSION

The Ceding Company will not cede a policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Initial Minimum Cession amount shown in Exhibit B.

Reinsurance will be cancelled on any policy when its reinsured net amount at risk falls below the Trivial Amount limit shown in Exhibit B.

13.4           INSPECTION OF RECORDS

The Reinsurer or its duly appointed re representative will have access to records of the Ceding Corn any, whether written or electronic, and including system view access, concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Ceding Company and will be during reasonable business hours. Assuming the Reinsurer has continued to perform the undisputed portion of its obligations under this Agreement, the Ceding Company may not withhold access to information and records on the rounds that the Reinsurer is in breach. The Reinsurer's right of access as specified above will survive until all of the Reinsurer's obligations Linder this Agreement have terminated or been fully discharged.

13.5           MEDICAL INFORMATION BUREAU

It is the Ceding Company's responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

13.6           GOOD FAITH

All matters with respect to this Agreement require the utmost good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed.

The Reinsurer has entered into this Agreement in reliance upon the Company's representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting or claims management personnel, or changes in the Ceding Company's ownership or control.

The Company affirms that the underwriting, administration and claims practices it employs are consistent with the customary and usual practices of the insurance industry as a whole. Should the Company engage in exceptional or uncustomary practices, it will inform the Reinsurer of such action and obtain its written consent before assigning any liability to the Reinsurer with respect to any policies covered under this Agreement.

13.7           Business Continuity

All reinsured policies will be issued and administered in accordance with the Forms, Manuals and Issue Rules specified in Exhibit C. The parties acknowledge that changes to or failure to comply with the Forms, Manuals and Issue Rules specified in Exhibit C, may materially affect the Reinsurer's experience under this Agreement. Therefore, the Ceding Company will notify the Reinsurer of any change that materially affects the reinsured business, including changes to the Forms, Manuals and Issue Rules specified in Exhibit C. This Agreement will not cover policies affected by such changes unless the Reinsurer has agreed in writing and in advance to accept the affected policies. Outsourcing of underwriting functions, administrative functions or claims administration with respect to the reinsured policies will be considered a material change. If the Reinsurer agrees to accept policies affected y the outsourcing, the Ceding Company will secure the Reinsurer's right to audit and inspect the party performing such outsourced services.

In the event the Ceding Company makes a change that materially affects the reinsured business, including changes to the Forms, Manuals and Issue Rules specified in Exhibit C, without the Reinsurer's consent to accept the affected policies:

a)	The parties will attempt to negotiate revised terms as necessary under which the affected reinsured policies may continue to be reinsured; and
b)	If the parties are unable to agree on revised terms within 120 days, any reinsured policies materially and adversely affected by the change will be excluded from coverage under this Agreement.

If reinsured policies are excluded, the parties will make returns of Agreement Cash Settlements previously made in connection with the subject reinsured policies, For purposes of this Agreement, the term "Agreement Cash Settlements" will mean premiums, allowances, commissions, cash surrender values, death claims dividends, experience refund payments and similar settlements made under this Agreement, but excludes items relating to reserves or interest on reserves.

DAC TAX

14.1
The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

a.	The term 'party' refers to either the Ceding Company or the Reinsurer, as appropriate.

b.	The terms used in this Article are defined by reference to Regulation Section 1.948-2, effective December 29, 1992.

c.
The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the genera deductions limitation of Section 848(c)(1).

d.
Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service. If requested, the Ceding Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f));

e.
This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect. The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848.2(g)(8) has been made.

f.
Both the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

OFFSET

15.1
Any debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to is Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

INSOLVENCY

16.1           INSOLVENCY OF A PARTY TO THIS AGREEMENT

A party to this Agreement will be deemed insolvent when it:

a	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b	is adjudicated as bankrupt or insolvent; or

c.
files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation, conservation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

16.2           INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim. the expense will It be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for benefits reinsured as benefits become due under the tern-is of the reinsured policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the reinsured policies or for any damages or payments resulting from the termination or restructure of the policies that are not otherwise covered by this Agreement.

16.3           INSOLVENCY OF THE REINSURER

In the event of the insolvency of the Reinsurer, the Ceding Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, the Ceding Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Ceding Company and would not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. If the Ceding Company elects to terminate reinsurance under this Article, unearned premiums net of outstanding balances, will be paid by the party with the positive balance.

ERRORS AND OMISSIONS

17.1
Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Exhibit E. If it is not possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses. The Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Ceding Company.

If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

DISPUTE RESOLUTION

18.1
In the event of a dispute arising out of or relating to this agreement, the parties agree to the following process of dispute resolution. Within 15 days after the Reinsurer or the Ceding Company has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional 30 days.

ARBITRATION

19.1
If the Ceding Company and Reinsurer are unable to resolve any dispute arising from this Agreement, including but not limited to the formation or breach thereof, pursuant to Article 18. 1, the matter will be referred to arbitration.

The arbitration will be conducted in accordance with the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the "Procedures") available at www.arbitrationtaskforce.org, except as modified herein.

The arbitration will be held in Galveston, Texas or another place as the parties may mutually agree. The arbitration will be conducted before a three person Panel qualified as:

a)        Current or former officers of life insurance or reinsurance companies, or

b)	Professionals with no less than 10 years of experience in or serving the life insurance or reinsurance industries.

The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at
 www.ARIAS-US.org.

The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with a strict construction of the terms of this Agreement. The Panel will not have the authority to award punitive or exemplary damages

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include, but will not be limited to, monetary damages, revisions to the terms of the Agreement, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

The Panel shall issue an order. appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be final and binding upon the parties and their respective successors and assigns. Each party hereby consents to the entry of a judgment confirming or enforcing the award in any court of competent jurisdiction.

Within 20 days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical, or computational errors in the award. The other party will be given ten days to respond to the request. The Panel will dispose of the request within 20 days of its receipt of such request and any response thereto. The Panel will not be empowered to re-determine the merits of any claim already decided.

Each party will:

c)	Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

d)	Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms court reporters, etc.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

CONFIDENTIALITY

20.1
Reinsurer hereby acknowledges that from time to time in the performance of its duties and obligations under the Agreement, Reinsurer may receive certain information about policyholders or certificateholders of Insurer that may be characterized as "Nonpublic Personal Information" under Title V of the federal Gramm- Leach -Bliley Act and/or state insurance laws and/or regulations enacted and/or promulgated in accordance therewith (collectively the "Privacy Act"). "Nonpublic Personal Information" includes any personally identifiable financial and/or health information about Insurer's customers and any list, description or other grouping of customers that is derived using any personally identifiable information that is not publicly available.

Reinsurer and Insurer hereby acknowledge and agree that they are "nonaffiliated third parties" with respect to one another for purposes of the Privacy Act. Reinsurer and Insurer further acknowledge and agree that Insurer's disclosure of nonpublic personal information to Reinsurer under this Agreement is made under one or more exceptions to the Privacy Act's opt-out or opt-in requirements. Reinsurer agrees not to disclose the nonpublic personal information received from Insurer to any other person or to use the nonpublic personal information received pursuant to this Agreement except: (1) as necessary in the ordinary course of business in order to carry out Reinsurer's obligations under this Agreement; or (2) as allowed under a recognized exception or permitted redisclosure under the Privacy Act. This provision shall survive the termination of this Agreement.

20.2
The Ceding Company and the Reinsurer agree that Proprietary Information will be treated as confidential. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Proprietary Information will not include information that:
a.	is or becomes available to the general public through no fault of the party receiving the Proprietary Information (the "Recipient");

b.        is independently developed by the Recipient;

c.        is acquired by the Recipient from a third party not covered by a confidentiality agreement; or

d.        is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless the disclosure is, in the reasonable judgment of either Party, required or deemed advantageous (in terms of pricing, ease of execution or other-wise) for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

DURATION OF AGREEMENT

21.1
This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to the reinsurance of new business by giving 90 days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the 90 day notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all reinsured policies will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, which ever occurs first. All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement.

EXECUTION

22.1
This Agreement is effective as of April 14, 2008, and applies to all eligible policies with issue dates on or after such date, not withstanding that such policies 1-nay have been backdated for up to six (6) months to save age. This Agreement has been made in duplicate and is hereby executed by both parties.

American National Insurance Company                                                                                     Swiss Re Life & Health America Inc.

By:                                                                                By:
(signature)                                                                                     (signature)

(print or type name)                                                                                     (print or type name)

Title:                                                                                Title:

Date:                                                                                Date:

Location: Galveston, TX                                                                                Location:

Attest:                                                                                Attest:
(signature)                                                                                     (signature)

Title:                                                                                Title:

EXHIBIT A
Retention Limits of the Ceding Company

A.1

(a) Life Insurance - Maximum Limits of Retention

Issue Age	Standard-Table [16]
All	700,000

(b) First Dollar Quota Share - Ceding Company's Quota Share Percentage
The Ceding Company will retain 25.0% of each policy up to the above maximum dollar retention limits.

A.2          WAIVER OF PREMIUM DISABILITY BENEFITS
Not Reinsured.

EXHIBIT B
Plans Covered and Binding Limits

The business automatically reinsured under this Agreement is defined as follows.

B.1          PLANS, RIDERS AND BENEFITS

Policies issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

Plan Identification                                                                                Policy Form                                      Commencement Date
Executive UL bands 3 and 4                                                                         EXEC-UL, EXEC-ULU                                                  April 14,2008

Executive UL band 2 - facultative only                                                                         EXEC-UL, EXEC-ULU                                                  April 14,2008

Executive UL band I - to avoid overretention                                                                                                                          EXEC-UL, EXEC-ULUApril 14,2008

B.2          BASIS

The Reinsurer's share will be 33.333334% of the total ceded amount on each policy on a first dollar quota share basis. This amount will not exceed the Reinsurer's share of the maximum Automatic Binding Limits specified in Exhibit B.3.

B.3          AUTOMATIC BINDING LIMITS

(a) Life

Issue Ages	(Pool) Maximum Standard -Table 16
All	$20,000,000

The (pool) maximum autobind amounts above exclude the Ceding Company's retention

(b) Waiver of Premium Disability Benefits: Not Reinsured

B.4          JUMBO LIMITS

The Ceding Company will not cede any risk automatically if, according to information available to the Ceding Company, the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

(a)           Life: $50,000,000

(b)           Waiver of Premium Disability Benefits: Not Reinsured.

B.5          CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) will not exceed the lesser of:

1.           The Reinsurer's share of $500,000; or

2.           The Automatic Acceptance Limits: or

3.
The Reinsurer's share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) and the Ceding Company's maximum retention assuming the life had been underwritten as standard.

The Ceding Company's retention will include any amounts retained under any in force policies on the life.

B.6          CESSION LIMITS
(a)          Minimum Initial Cession: Total amount ceded to all reinsurers on an automatic basis must equal or exceed $75,000
(b)          Trivial Amount Total amount ceded to all reinsurers must exceed $25,000

EXHIBIT C
Forms, Manuals and Issue Rules

The Ceding Company affirms that the following have been supplied to the Reinsurer and are in use as of the effective date of this Agreement:

1	Policy Application Form(s)
9927 Rev. 3-01

2.	Underwriting Requirements Grid (medical and non-medical)
Form 4832 Rev. 07/04

3.	Underwriting Guidelines/Rules
American National Guidelines.pdf 2/16/05

4.	Preferred Underwriting Criteria or Rules
Form 4832 Rev. 07/04. Proposed preferred criteria February 2006.xls

5.	Policy Form(s)
Cash Accumulation UL Specs 8-20-07.doc, EXEC-UL

6.	Supplemental Benefit and Rider Form(s)

7.	Premium Rates
VBT2001ALB.xls

The Ceding Company affirms that the following Underwriting Manual is in use as of the effective date of this Agreement:

Swiss Re Manual

EXHIBIT D
Allocation Rules for Placement of
Facultative Cases
Does not apply.

EXHIBIT E
Reinsurance Premiums

E.1          LIFE

Plans covered under this Agreement will I be reinsured on a YRT basis. Reinsurance premiums will be based on the 2001 VBT Smoker/Non-Smoker Distinct Select & Ultimate (Male & Female) ALB rate scale shown in Exhibit 1, times the following multiples in all years:

Plans	Issue age	Band 3*				Band 4
		0-39	40-69	70-79	80-99	30-39	40-69	70-79	80-99
Life Coverage	Preferred Plus Nonsmoker	55%	47%	58%	66%	53%	45%	56%	62%
	Preferred Nonsmoker	62%	53%	63%	70%	60%	51%	60%	67%
	Standard Plus Nonsmoker	67%	59%	70%	80%	64%	57%	67%	77%
	Standard Nonsmoker	82%	71%	76%	85%	79%	68%	73%	82%
	Preferred Smoker	68%	70%	83%	92%	65%	67%	80%	88%
	Standard Smoker	92%	92%	93%	105%	88%	88%	89%	101%

Bands 1&2: $100.000 - $499,999
Band 3: $500,000 - S999,999
Band 4: $1,000,000 +
*Band 3 rates will also apply to any Band I or 2 policies reinsured as a result of the Ceding Company having previously reached maximum retention on a life.

E.2          AGE BASIS
Age Last Birthday

E.3          POLICY FEES
The Reinsurer will not participate in any policy fees.

E.4          RECAPTURE PERIOD
Number of years: 20

E.5          STANDARD RATINGS
Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating.
Discounts are the same as those for standard life coverage.

E.6          EXTRAS
The total premium remitted to the Reinsurer will include the flat extra premium minus the discounts shown below.
Type of Flat Extra Premium                                                      First Year                      Renewal
Temporary (1-5 years)                                           10%           10%
Permanent (6 years & greater)                                                                75%           10%

E.7          RIDERS AND BENEFITS
None Reinsured.

E.8          Interest Calculation on Late Payments:
Any amounts remaining unpaid for more than 30 days from the due date as specified in Exhibit G or otherwise required will accrue interest from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

E.9          CONDITIONS REQUIRING CLAIMS CONSULTATION:

Before conceding liability or making settlement to the claimant, the Ceding Company will seek the Reinsurer's recommendation if:

a)	The claim occurs during the contestable period and the Ceding Company is not contesting the claim, but the Reinsurer's share exceeds $0, or

b)	The claim occurs outside of the United States or Canada, and the Reinsurer's share exceeds $0, or

c)	The claim is one for which there is no body, i.e. the insured is missing and presumed dead, and the Reinsurer's share exceeds $0.

If the Reinsurer discovers that the Ceding Company's claims paying practices and procedures differ materially from those performed at the inception of the Agreement or from the Business Guidelines, then, in addition to any other remedies, the Reinsurer may, with 30 days' written notice, adjust the threshold amounts specified above.

EXHIBIT F
Conversion Premiums

Premium rates for conversions to plans not covered by an existing agreement with the Reinsurer shall be the same as the rates defined in Exhibit E of this agreement.

EXHIBIT G
Self-Administered Reporting

G. 1

The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below at the frequency specified. The Ceding Company acknowledges that timely and correct compliance with the reporting requirements of this Agreement are a material element of the Ceding Company's responsibilities hereunder and an important basis of the Reinsurer's ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.

Transaction Reports: Monthly

1.      New Business

2.      First Year - Other than New Business

3.      Renewal Year

4.      Changes and Terminations

5.      Accounting Information

Periodic Reports Annually

6.      Statutory Reserve Information

7.      Policy Exhibit Information

8.      Inforce

A brief description of the data requirements follows below.

Transaction Reports

The Ceding Company agrees to report policy data using the TAI system. The Ceding Company will inform the Reinsurer at least one reporting period in advance of any change in the reporting format or data prior to its use in reports to the Reinsurer. The Ceding Company will provide the Reinsurer with a test file containing such a change prior to its implementation in the production of reports.

1.      New Business

This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

2.      First Year -Other than New Business

This report will include policies previously reported on the new business detail and still in their first duration, or policies involved in first year premium adjustments.

3.      Renewal Year

All policies with renewal dates within the Accounting Period will be listed.

4.      Changes and Terminations

Policies affected by a change during the Current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the original policy date, as well as the current policy date.

5.      Accounting Information

Premiums and allowances will be summarized for Life coverages, Benefits, and Riders by the following categories: Automatic and Facultative, First Year and Renewals.

Periodic Reports

6.      Statutory Reserve Information

Statutory reserves will be summarized for Life covet-ages, Benefits and Riders. The Ceding Company will specify the reserve basis used.

7.      Policy Exhibit Information

This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of policies and reinsured amount.

8.      Inforce

This is a detailed report of each policy in force.

Minimum Data Requirements for Electronic Administration:

Policy record details for new business, renewal business and changes and terminations (Reports #1, 2 3 and 4 in Transaction Reports, above) may be reported as separate reports or combined into one report, hereinafter referred to as the Billings and Transactions Report. Nonetheless, the data elements specified below for the Billings and Transactions Report must be provided for each reported record.

Billings and Transactions Report:

General
1. Reporting Period Dates	Specifies the beginning and ending date of the reporting period represented on the statement file.

Insured Data
2. Last Name	Represents the surname or family name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components
3. First Name	Represents the given name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.
4. Middle Name or Middle Initial (if available)	Represents the middle name of the insured; must be specified for each insured on joint policy types; name fields are required to be parsed out into these listed components.
5. Date of Birth	Specifies the date on which the insured was born; this field must be provided on each insured on a joint policy.
6. Sex	Indicates the gender of the insured; this field must be provided on each insured on a joint policy.
7. Tobacco Use Code	Indicates whether the insured is a smoker or user of tobacco products.
8. Rating	Indicates whether the insured is standard, substandard, or uninsurable.
9. Residence	State, province, or other geographical code that indicates where the insured resides.
10. Insured Sequence Number	Specifies the number assigned by the ceding company to delineate one insured from another on a policy with multiple insureds.

Coverage Data
11. Currency	Indicates the currency to be applied in calculating monetary amounts, if currency within this treaty is a variable on a by policy basis.
12. Reinsurance Method	Indicates whether the policy is being ceded on an automatic or facultative basis.
13. Policy Number	Specifies the number assigned by the ceding company to the policy record.
14. Coverage Sequence Number	Specifies the number assigned by the ceding company to delineate one coverage or benefit from another on a policy with multiple coverages or benefits.
15. Issue Date	The date the policy or benefit was issued.
16. Reinsurance Effective Date (if different than issue date)
Specifies the date upon which the reinsurance coverage goes into effect, if it goes into effect on a date other than the issue date. Can also be used to specify the original Policy Issue Date on a contractual policy conversion.

17. Plan Code	Specifies the plan of insurance being provided to the insured; there must be a separate plan code for each coverage.
18. Joint Life Indicator	Indicates that the coverage is a joint coverage and that multiple lives are involved with the coverage.
19. Smoker Code	Indicates that the coverage has been issued at either non-smoker or smoker rates.
20. Preferred Risk Class
Indicates the level of classification between the preferred and standard categories; there may be more than one level of the preferred classification available, and this will indicate the specific level for this policy.

21. Mortality Rating	Specifies the exact rating assigned to the policy; premium rates will be based on this rating; this rating is generally expressed as a percentage.
22. Flat Extra Rate	Specifies a flat rate per thousand to be charged on the policy.

EXHIBIT H
Application for Facultative Reinsurance

Submitted to:                                                              [Reinsurer 11]                                  [Reinsurer 2]
[Reinsurer 3]                                           [Reinsurer 4]

From: [Ceding Company]                                                              Date: [Enter Date]

Policy Number: [Enter Policy Number]                                                                           Increasing Amount: q Yes q No

Plan Name: [Enter Plan Name]                                                              If increasing, ultimate amount: [Enter Amount]

Last Name	First	Middle	Birth date M/D/Y	Sex	Tobacco Use	Pref Class
[Enter Name]	[Enter Name]	[Enter]	[MM/DD/YY]	[M/F]	[Y/N]	[Enter]
Joint Insured
[Enter Name]	[Enter Name]	[Enter]	[MM/DD/YY]	[M/F]	[Y/N]	[Enter]

	Life	Specify others. e.g. Second Life, Waiver', ADB, etc.
Previous inforce with co.:	[Enter]	[Enter]	[Enter]
Of which we retain:	[Enter]	[Enter]	[Enter]
Now applying for:	[Enter]	[Enter]	[Enter]
Of which we will retain:	[Enter]	[Enter]	[Enter]
Reins. Amount Applied for:	[Enter]	[Enter]	[Enter]

In excess of Jumbo:                                           q Yes q No If Replacement: q Internal q External

Our Mortality Assessment: [Enter]                                                                           Special Risk Features:
(table &/or flat extra)                                                                                  q Aviation
q Foreign/Travel
q Occupation/Avocation

Enclosed Requirements: [Enter]

Requirements to follow: [Enter]

Remarks: [Enter Remarks]

Underwriting Contact: [Enter]                                                              Tel #: [Enter]
e-mail: [Enter]